EX-99.13(c)(ii)

                          NEUBERGER BERMAN INCOME FUNDS
                                   TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A

SERIES
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Neuberger Berman Institutional Cash Fund

Neuberger Berman Limited Maturity Bond Fund

Dated:  February 9, 2001